United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 6, 2011

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)  On April 6, 2011, OXiGENE, Inc. (the "Company") filed a Current Report on Form 8-K disclosing that Roy H. Fickling resigned from the Company's board of directors, audit committee and compensation committee on March 31, 2011. Later on April 6, 2011, the Company received written notification (the “Notice”) from The Nasdaq Stock Market ("Nasdaq") that, as a result of Mr. Fickling’s resignation, the Company no longer complies with Nasdaq's independent director and audit committee requirements as set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2), respectively (the "Rules"). The Rules require that a majority of the Company’s board of directors be composed of independent directors and that the audit committee of the board of directors be composed of at least three independent directors.

Pursuant to Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4), the Company has been provided with a cure period in order to regain compliance as follows:

   •    until the earlier of the Company’s next annual shareholders’ meeting or March 31, 2012; or

   •    if the next annual shareholders’ meeting is held before September 27, 2011, then the Company must evidence compliance no later than September 27, 2011.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the Rules no later than the dates referenced in the prior paragraph. The Company intends to comply with Nasdaq's independent director and audit committee requirements as set forth in the Rules within the cure period provided by Nasdaq. The nominating and governance committee of the Company’s board is currently evaluating potential candidates to fill the vacancy on its board of directors and is assessing the composition of its audit committee in light of the Notice. Appointments to the Company’s board and other committee assignments will be announced in a subsequent filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: April 6, 2011                                                                                /s/ James B. Murphy
By: James B. Murphy
Its: Chief Financial Officer